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TRANSCRIPT

10 - 19 - 2023

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

TOTAL PAGES: 17

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

CORPORATE SPEAKERS:

Anne Noonan

Summit Materials, Inc.; Chief Executive Officer

Scott Anderson

Summit Materials, Inc.; Chief Financial Officer

PARTICIPANTS:

Trey Grooms

Stephens; Analyst

PRESENTATION:

Trey Grooms^ We're happy to have with us Anne Noonan, Summit's President and CEO, and Scott Anderson, Summit's Executive Vice President and CFO, here to discuss the recently announced combination with Argos USA. This discussion will be a fireside chat format, where we'll be touching on several topics and questions that we think are pertinent to the deal and aligned with a lot of the questions we've been getting from investors lately.

We'll also be discussing a few key points from the proxy statement that was filed this morning. And I have to mention that as a reminder, management's commentary and responses to questions on today's call may include forward-looking statements, which by their nature are uncertain and outside of Summit Materials control.

Although these forward-looking statements are based on management's current expectations and beliefs, actual results may differ in a material way. For a discussion of some of the factors that could cause actual results to differ, please see the risk factors section of Summit's latest Annual Report on Form 10-K, which is filed with the SEC.

So with that out of the way, I'll go ahead and dive right in. So first off, Anne, maybe if we could start with a progress report. We're coming up on 45 days or so since the deal announcement. If you could maybe just start by telling us how things have progressed since then, maybe relative to your own expectations and then also if there's any update on the timeline to close.

Anne Noonan^ Sure, Trey. First of all, thanks for hosting us here today. Scott and I really appreciate it. So where we are on the deal, we're exactly in a nutshell where we expect it to be at

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

this point in time. The team's been working really hard on putting together an organizational design for the combined -- for the combination.

We've been very focused on talent evaluation and really identifying areas where we can beef up talent and skill sets to really accelerate the integration. We've put together a very small pre-integration team with dedicated personnel, but they are extremely focused on timelines and most importantly, a value tracker for that greater than $100 million of synergies that we're going to actually deliver.

But very importantly, our team remains laser focused on delivering 2023. And so we've also filed our HSR filing and as you saw last night, we filed our preliminary proxy filing. And so I would say we're right on track to complete this deal in the first half of 2024.

Trey Grooms^ Perfect. Thanks for that update. And then I guess, kind of moving on, you mentioned the proxy. If we could touch on a few things there within the proxy disclosure, we saw the proxy filed this morning and noted that just a few weeks ago someone had made an offer to buy Summit. I think $37.50 a share, which the board turned down and then followed with another offer for $38 a share, which also wasn't attractive to the board. So could you provide any other color around that?

Anne Noonan^ Sure, Trey, and thanks for asking the question. So first and foremost, our board is absolutely laser focused on driving superior value creation for our shareholders. And consistent with that focus, we are committed to fulfilling our fiduciary duties and prioritizing all our options and our actions that bring value to our shareholders. So consistent with that, when we received this unsolicited proposal, we carefully reviewed it with assistance from our legal and financial advisors, and the board unanimously concluded that this proposal would not reasonably be likely to lead to a superior proposal versus the Argos transaction. But let me be really clear Trey, we are absolutely all about optimizing shareholder value, and we believe the Argos transaction is absolutely consistent with that priority. And that's why we're delighted to be here today to talk about it.

Trey Grooms^ Great. Well, thank you for that. And then I guess kind of as a follow-on to that, and kind of thinking about engaging with party A, I guess we can call it. At the time of the announcement, the stock reacted negatively to the transaction, and there's clearly interest in Summit here. So why not engage with party A and/or run a process instead of pursuing the Argos USA transaction?

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

And then I guess secondly, at what price would you consider a proposal as likely to be superior under the merger agreement?

Anne Noonan^ So Summit Materials Board absolutely is committed to acting in the best interest of Summit Materials and our shareholders, and also in fulfilling its obligations under the definitive agreement that we've executed with Argos. We believe absolutely convincingly in the value creation and growth potential of this deal, and we believe that it will actually allow us to accelerate our Elevate Summit strategy, and it'll make us the fourth largest cement producer in the U.S.

So when you look at this powerful combination, we'll have this materials-led powerful portfolio, extended national reach, and a much more scaled up company. And most importantly, we're very convicted in our ability to deliver greater than $100 million in annual synergies to our shareholders.

Trey Grooms^ Okay. Well, kind of moving away from the proxy for a second, and kind of circling back more to the transaction or the combination. So I guess one of the questions that we get is, why cement and why now? So, I think it's fair to say that the dip in the stock could reflect in part the view of some that Summit has historically been a little more cyclical. At times, maybe not as disciplined on price and consequently in some views, maybe a less attractive industry. So Anne, how would you answer those that contend that now was not the optimal time to get bigger at cement?

Anne Noonan^ Well, we actually believe it's exactly the right time to get bigger in cement, and the reason for that is supply is low, demand is high. We have unique opportunity to drive profitable growth for cement. And we're not unique in the view that cement has very strong fundamentals in the near and long term trade. And that's really underpinned by strong demand fundamentals across all three of our end markets.

So let's take public first. Here we have strong tax receipts, fortified DOT budgets and an historic infrastructure bill that is actively investing in the infrastructure in the U.S. that is much needed as you know. And then if we move to the residential section, here we know that this country is woefully underbuilt, and we continue to have very strong in-migration trends, particularly in the southeast. So we have a lot of conviction that demand will continue to be sustained for cement by the residential segment.

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

And then the third segment I'll speak to, which is probably the most underappreciated segment of all, is the heavy non-residential or commercial segment. And we think this is actually the biggest piece of the puzzle, because for the next five years, the Chips and Inflation Reduction Act will actually invest $600 billion into the supply chain and to shore-up onshore manufacturing.

So why is this important for us? Well, these projects are very cement intensive and if you take just the 42 projects that have been announced to-date, the PCA has estimated that that will drive 2 million tons in annual demand in 2024 and 2025.

On top of that we really like this segment for another couple of reasons. One, we believe it drives secondary and tertiary demand, and that's in the form of job creation, residential growth and like non-residential growth. So if we take what's already been invested just from the Chips and IRA Act, it's already resulted in 100,000 job creation. We believe that's going to spur more growth at residential and like non-residential to come.

And then if we actually boil that down to the Argos assets that are in this combination, we believe that they'll get an excess of that funding. So of the $80 billion that's been invested from the IRA Act so far, Argos' top five states have gotten 35% of that. So we are absolutely convicted in -- that this cement demand is accelerating and that it'll be sustained. And we also believe these strong supply and demand dynamics are going to really continue to support a strong pricing environment.

And as you know Trey, we are a buyer and a seller of cement, and we're already receiving price increases for our cement in the order of $12 to $15 a ton and we're out there with our price increases. So bottom line, we believe this is the right time to invest in cement as it's accelerating.

Trey Grooms^ Got it. Okay, thank you for all that detail. And then, I guess if we could talk a little bit about the assets themselves, maybe the quality of the Argos assets and then also the margin gap there between kind of what we see for those assets that we have versus what we've seen from Summit, and that's one of the primary questions we've been getting also from investors, is around this margin differential.

And so I think there's roughly about a 10 point gap between the two. And that does affect the question around maybe the quality of the assets and whether there's been under investment

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

and whether there's a real realistic kind of opportunity for the Argos assets to operate closer to a Summit level type margin. What would you say to that?

Anne Noonan^ Yeah. So if you look at -- we believe actually the margin profile of the Argos cement assets provides a tremendous opportunity for us to leverage some of our operational improvements across the entire asset base. Clearly these assets were not managed, operated or invested in to the extent and the standards that we have at Summit Materials. And I don't say that being critical. I say that Trey, just to point out the tremendous opportunity we have to drive operational improvement across all of these assets.

So what you can expect us to do is to come in, harmonize best practices, make selective capital investments, improve throughput and lower costs. We'll start by going by plant-by-plant with integration plans that are aligned to supply chain and capital investments, and you can expect us to absolutely optimize and go with the higher margin opportunities first.

And really it boils down to three core areas where Summit is particularly strong, and this will be the driving force of that operational improvement. The first one is around operational equipment efficiency, and the layman way of talking about that is, it lowers your downtime and lowers your costs, so all good.

And if you look at our Summit Materials business, we started out in the mid-70s on this.

Trey Grooms^ Yeah.

Anne Noonan^ And our Davenport facility today is really focused on operational improvements. It's operating at best-in-class standards of over 85% and the Hannibal facility is very close to sustaining that level also. So we have a lot of conviction about the ability to bring the OEE for the Argos assets up to that same level, because we have proven technology and talent to do that.

Second area I'll point out is our Green America Recycling capability. So as you know, Summit Materials leads the industry by basically having alternative fuel replacement at 3x the level of anyone else in the industry. So when we look at the Argos assets, they are actually running at an alternative fuel replacement of 12%. We can bring that over 40%. So now you're reducing cost, you're improving margin and you're lowering carbon emissions.

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

The third area I'll point to is Portland Limestone Cement. As you know, we were the first in the industry in the U.S. to convert both our plants to Portland Limestone Cement. We can bring that same technology to Argos' assets, increase the limestone. So again, you're reducing costs, reducing carbon emissions and increasing capacity.

So with those three core areas alone, we believe we have a lot of conviction to expand the margins of the Argos Cement business up to the levels we have at Summit Materials. And as you know, at the end of the third quarter, our EBITDA margins were at over 36% with a clear view to get to our North Star target of 40%.

And Trey, it's not just us that believe in this. One of the main reasons Argos wants to stay on as a long-term shareholder, they see this as a very achievable upside to get that expansion of markets in the cement business.

Trey Grooms^ Well, you guys have definitely done a good job in executing at Davenport and Hannibal, so that's encouraging. I guess if we could kind of stick with the assets to some degree and talk about maybe import vulnerability or potential vulnerability that may come with this deal.

So one of the nice things about being on the river is that you guys are relatively insulated from import pressures. But, now as you kind of expand the footprint into more coastal areas in the southeast, does that make you more susceptible to imports or what are your thoughts around that?

Anne Noonan^ So, one of the real nice surprises we got during diligence of the Argos assets trade was we were really encouraged by the markets in which they operated. So let's step back for a minute and talk about some of the facts around imports. As you know, the U.S. is a net importer of cement. And since 2001, we've imported approximately $17 million on an annual basis. So, basically imports are the marginal ton for supply.

And it's important to understand where those imports go. So, by far, the three largest import areas are Texas, California, and the Gulf of Mexico. In fact, only 5% to 10% of imports come into the mid-Atlantic and the southeast. And then if you pull back, peel back the onion a little bit further and look at where Argos cement plants actually serve, they serve more in-nland markets like Atlanta and Baltimore that are less import exposed.

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

And then even looking at the Florida location, 80% of those competitors are vertically integrated. And we would expect those competitors to behave exactly as Summit Materials does, and that is to prioritize domestically produced capacity and use imports to flex to supply our customers, because you know the margin profile is so much better of the domestically produced.

Trey Grooms^ Sure.

Anne Noonan^ So we're very confident in the markets that we're acquiring here as part of this transaction.

Trey Grooms^ Okay. That makes a lot of sense. So, I guess maybe shifting gears a little bit and if we could touch on synergies. You've expressed a lot of confidence in the synergy generation. And I think for this combination to really deliver material value to shareholders, you really have to capture those synergies.

So what gives you the high confidence in achieving these synergy targets? And then, if $100 million is the minimum, maybe what could that upper limit look like?

Anne Noonan^ Sure, Trey. So Scott's going to go into a lot more detail in a minute on these synergies. Let me just start at a high level and absolutely say that we are very confident in our ability to deliver greater than $100 million in operative synergies. And the reason for that is we've done this playbook before. We've been playing out this playbook for the last two years at Summit. We have an ability. We've got the talent and the expertise to do it. And what you can expect us to do is to come in and immediately look at these synergies and start planning them day-by-day.

One of the things we are is when we look at the synergies, we will be able to produce meaningful synergies in the first 24 months. And in fact, I'm very confident to tell you that we'll generate over 50% of those operational synergies within the first two years.

And then on top of that, that doesn't even take into account the commercial synergies. And as you know, when you do an integration, you can finally get your commercial people together once you actually integrate. And we've defined some commercial synergies, but I know that they will refine and execute those and start dropping dollars to the bottom line very quickly.

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

So Trey, you know that we tend to take a stance that we over deliver on our external commitments. So I would be very surprised and disappointed if at the end of integration I'm sitting with you here and saying that we only delivered $100 million in synergies. So I believe there's significant upside to that.

So I'll turn it to Scott maybe, to talk about some of the more details around the synergies.

Scott Anderson^ You bet. Thank you, Anne. So when I look at the synergies, Trey, really the $100 million synergies comes in three buckets. So first, let's look at the synergies that come with having greater scale.

So as we look at this, we'll have cost savings opportunities just in the corporate and back office as we redesign the work structure to create a highly efficient organization with great talent. Additionally, these will be SG&A savings and in line with industry standards, probably about $5 million. Additionally, we will have savings from an entity that now will have over $3 billion of combined spend.

So we're expecting about $15 million of procurement savings just from using our centralized procurement and just optimizing the supplier base. So if you think about that, that's the bucket number one. You got about $20 million.

So then if I go to bucket number two, we're going to look at ready-mix. And within the ready-mix operations, we've got a great opportunity, because we're going to be positioned with a modern fleet of ready-mix trucks. Argos has made a commitment this year to spend over $30 million upgrading the ready-mix truck fleet and we'll get the benefit of that.

So when you think, when that's completed, which will be completed early next year, it actually brings the age of the ready-mix fleet down to less than five years. So the newer fleet, less repair and maintenance costs. So that will be a savings.

On top of that, we'll immediately put in TrackIt technology and central dispatch across the plants, and this will give us that visibility into the performance of the plants and the trucks where we can really start reducing those cycle times. And when I talk cycle times, we track everything. We track the startup, startup time; we track load-out times, round trip times, end of day, washout times.

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

In ready-mix, time is money. So we're going to have a very sharp focus on cutting time out of that business as we look to bring the Argos Ready-Mix business up to the Summit standard.

So when you look at the ready-mix synergies in total, these are going to go fast. They represent about 20% of the overall synergies that we'll capture, and I think, Trey, will capture these within as little as 18 months.

Trey Grooms^ Oh, wow.

Scott Anderson^ So that's bucket number two. Now, bucket number three, Trey, as you know is the big one, it's the lion's share. And this is really where we got to focus on the cement plants and really bringing up the operational performance of those plants to our standards.

Anne talked a little bit about the OEE, simply put, reducing that downtime and just really getting the performance of that plant up. Right now they are in the mid-70s. We got to get those into the mid-80s on a percent basis in the OEE calculation. And our approach to that is really, it's really simple. It's going to mirror what we've done with our own cement plants and it's a combination of two things, putting in low cost process improvements and putting in some targeted CapEx.

So let's start with the low cost process improvements. The process improvements, that's things like preventive maintenance and just adding rigor around the capital spares and the critical spares. When you think of it this year, just this year or actually earlier in the year, Argos had one of their plants down for a month, because they couldn't find a replacement part. They couldn't get their hands on a replacement part. That's got to change. We can't have downtime like that.

So that'll be a focus and we'll introduce our KPIs around production and quality on day one. So we really have a focus on the process.

And then you move to the CapEx side of the business and it'll start really more CapEx like, as we just introduced some performance programs around Lean Six Sigma and continuous improvements. And then you'll see the CapEx, it'll step up as we focus more on product or production expansion projects. And then it'll be followed by the Green America technologies where we're really looking to build on the alternative fuel replacement and take real money out of the business.

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

But when you think about it, you've got to look at each plant individually. They each have unique characteristics and that's how we'll build our plan. For example, if you look at Martinsburg plant or the Harleyville plant, those are probably the two biggest for opportunities around de-bottlenecking and just getting that reliability up on those plants.

Matter of fact, at Martinsburg, their kiln OEE rate right now is 59.8%. So there's a lot of opportunity to improve. And that plant needs a new bag house. We've already identified $14 million for critical spares that need to be on hand. These are things that'll help resolve those reliability issues.

And at Harleyville, it's a separate set of circumstances where we're looking at building -- constructing a roof over the stockpile that feeds the plant. And really that takes the water content out of the material and just expedites the drying process that's fed into the preheater. So just overall efficiencies that'll just help the clinker production process go faster.

So all-in-all, I kind of got a little bit granular there on you, Trey. But really, I just wanted to demonstrate that we do have the capabilities to deliver on all three of those synergies and in all three buckets. And as you know, that cement synergies represent 60% to 70%, so that's a big.

Trey Grooms^ Yep. Well, thanks for all the granularity and color there. That's super helpful, especially in kind of -- as we try to get our heads around where the opportunities lie. And Scott, maybe this one's for you as well. Kind of sticking with the synergies for a moment. You mentioned that the cost to achieve the $100 million target or $100 million plus target won't require a significant step up in CapEx. But how should we kind of think about the returns and the investment necessary to reach that $100 million figure?

Scott Anderson^ Yeah, so -- yeah, thank you for the question, Trey. So the way we see this is, and I've talked about this a little bit already, about the 10%. We see our targeted CapEx coming in about 10% of revenue out of the gate here for the first few years, and then you'll see it trend back down closer to that 8%.

And what will be helpful to you is when you look in the proxy, you'll see the separate companies, the Summit and the Argos CapEx laid out separately, and there's a few things to note when you look at that.

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

First of all, on the Summit side, you're going to see actually a step up in CapEx in 2024, and that's primarily related to our FuelFlex project at Davenport. We're really looking to improve the alternative fuels, getting up over the 50% threshold.

There's also some CapEx that -- catch up CapEx on some recently completed acquisitions. So you'll see a step up on the Summit side.

Now on the Argos side, it's actually the opposite. You'll see a step back from 2023 levels, and that's because they are shoring all that investment in those new ready-mix trucks this year that they won't have. So really, like-for-like, you take that out, Argos will be fairly flat year-over-year, going into 2024. However, you're going to see that start to ramp up as we invest in the Green America Technologies and just on the alternative fuels in the years to come.

Something to note though, is typically in the cement industry, the maintenance CapEx, we've seen the maintenance CapEx is less than you see in the aggs business. So when you look at the CapEx profile, you'll see the capital intensity on the Argos side is actually less over time, and that includes all of our targeted CapEx that we've talked about.

So, it really sets us up well to generate that positive cash flow we talked about. But at the end of the day, Trey, it's that 10% starting out, but then we're going to be more of an appropriate target long-term, it will be that 8%.

Trey Grooms^ Got it, okay. And maybe shifting gears a little bit again, and kind of thinking about the ready-mix business and kind of what your -- what you guys will be picking up here with this combination. You guys are proven operators, top-tier operators in the ready-mix business. Similar to the cement side that you spoke about earlier, what's the path to improving the ready-mix margins with the Argos assets?

And secondly, how would you characterize the geographic markets that you're entering there with those ready-mix assets?

Anne Noonan^ Yeah. So, as you correctly said, Summit is very good in the downstream markets. And I don't say that just as a humble brag. We are very good at ready-mix, and that is evidenced by our margins. So our margins operate in the high-teens, low-20s, which benchmark very positively against all NRMCA data. So we're very confident in our ability to expand margins here. And it really comes from three core factors.

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

The first is as you mentioned, the markets. Where you play is extremely important, and your position in that market. So as you know, we have focused very hard at Summit to only participate in downstream markets where we have leading positions and we have strong vertically integrated competitors. And the great example we always talk about is Salt Lake City, where we can add very nice margins and grow it in excess of 20%.

As we look at the Argos assets, particularly in Georgia and Florida, they fit that mold. They are strongly integrated markets with leading positions. So we're very confident about the market position.

The second thing I'd say is when we think about ready-mix trade, time is money. And so we have invested in our trucks and in our plants to actually reduce downtime and lower costs, and so that expands our margins. And that's proven technology that will just apply to the Argos assets.

And then the third thing I'd point to is the investment in technologies to improve your ad mixtures. This is where we improve our value proposition to our customers. And as a result, we can leverage price and demand or margins in that area.

And then as Scott referred to the fleet modernization that Argos has ongoing to improve the life cycle of the fleets will also add to that margin expansion.

And then the other thing I'd say, as you know we've become very disciplined operators around portfolio optimization. So if any of these assets don't meet the growth and margin profiles that we have established as part of Elevate, they will find a rightful owner that will not be us.

And so I have a ton of confidence in our ability, a strong downstream, ready-mix operators, and our discipline around portfolio optimization that we'll be able to quickly turn a lot of margin expansion on the ready-mix side.

Trey Grooms^ Got it. Okay, thanks for that. And then I guess maybe if we could touch on valuation for a moment. I think one thing we can all agree on is that there really doesn't seem to be a consensus view on how to value cement assets. I guess depending on who you talk to, which analyst you talked to and so forth, you're likely to hear a pretty wide range of valuations. So how did you guys get comfortable with the 10x purchase price for these assets?

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

Anne Noonan^ Yeah, we look at valuation in a number of ways, but the single most important one we look at first is that post-synergy multiple. And in this particular transaction, with the ability to deliver over $100 million in synergies, we're very confident that we can actually have less than 8x post-synergy multiple that'll drive significant value for our shareholders.

The other thing we look at, and when you look at valuation of cement assets, as we talked a little bit about earlier, it's important about the markets you play in. So if you look at European cement assets or highly exposed coastal assets, you're going to see a lower valuation. But the assets that we're requiring here are basically in high growth geographies and are all season markets as well. So they command a higher valuation, which makes us very comfortable with the value we put on this.

And then the third area I’d talk about is this whole build versus buy equation. So as you know, Trey, we've talked before about our Hannibal facility, having the ability to add 1 million tons with an additional line. Well, when we pencil that out, that's about $800 to $1,000 a ton that you have to spend over two years to just get 1 million tons.

In the case of this transaction, we're able to actually acquire significant more tonnes at $300 a ton. So the buy way outweighs the build equation. So we are very comfortable with that. And then finally, we do have a bottom up DCF analysis and valuation, and that was very strong.

So all four of those factors make us very comfortable that we are basically going at a very strong valuation for this asset and delivering superior value to our shareholders.

Trey Grooms^ Okay, I think that all makes sense. And if we could maybe talk about, you mentioned in your discussion earlier, kind of you guys have done a very good job of kind of managing the portfolio. Could you kind of talk about maybe the portfolio ambitions you have, and as you roughly double the size of the enterprise, maybe talk about your team's bandwidth to integrate, and how you would progress other kind of organizational objectives.

Anne Noonan^ Sure. So the beauty about this deal is that it actually allows us to accelerate our portfolio ambitions, and I'll point specifically to agg's growth there, because one of the things as Scott talked about earlier, the way we structured this deal allows us to be less than three times post-close, and that gives us ample ammunition to do what Summit has always done, add on the bolt-on aggregate stack positions.

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

On top of that, because of increasing scale in cement, we have better free cash flow conversion. So we're able to put that cash back in to support value with accretive growth opportunities, and grow aggregates, both inorganically and organically.

And the third thing I'd continue to point to is we're very disciplined around this portfolio optimization. Every quarter we look at all our assets, and we decide, is it going to meet the growth and margin profile that we've set as part of our Elevate Summit? And we will continue to divest those that don't meet those targets, and delever our balance sheet and fortify our balance sheet.

One thing I want to be really clear on, Trey, is we kind of thought about our communications when we first announced the deal, is that just because we're getting big in cement, it does not mean we are going to not grow in aggregates. We can do both, and that's a very key part of our strategy. And in fact, with the increase in cement scale, we are able to actually increase our aggregates pull through.

So what you can expect for us on aggregates moving forward, continued operational excellence, expansion of margins, investment in our green fields that are very margin-accretive, a strong M&A pipeline. We believe this position will only accelerate with the addition of Argos to our portfolio.

Scott, maybe you want to talk a little bit about leverage, et cetera.

Scott Anderson^ Yeah, actually just to build on that point, Anne, if we execute on the synergies as we've designed, we stay below 3x on the net leverage. All else being equal though, Trey, we could easily take a half-term or more off that net leverage ratio in less than 18 months.

So when you think about it, it's really that combination of just the organic growth, synergy achievement, and that favorable cash generation that really allows us just to delever this transaction very fast and just feed those other opportunities, those other growth opportunities that Anne discussed, Trey.

Trey Grooms^ I guess, could we talk a little bit about Elevate Summit and the kind of long-term targets that you guys had laid out, 30% target, and then kind of what this combination could mean there? At least under the financial projections in the proxy from this morning, the

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

combination, it doesn't look like it has the potential to generate 30% margins. Will you be reiterating that 30% figure or is this an opportunity to kind of recalibrate that?

Anne Noonan^ So Trey, any company that says 30% EBITDA an enterprise goal has to have a few key factors. One, you have to have a very powerful portfolio. Two, you have to be very, very strong on commercial and operational excellence execution, and you have to have accretive capital allocation.

So if we look at this transaction, clearly the combination with Argos gives us this powerful materials-dominated portfolio. We are also executing very well on commercial and operational excellence and only gaining momentum in that area. And as we talk about this increased cash flow conversion from having greater cement scale, we will be able to invest in accretive growth opportunities.

So, as we look at this combination, we believe strongly that we'll be able to continue to accelerate towards that 30% EBITDA. Now, what you saw on the proxy in the base case was a conservative case that we've put in that's very achievable, it does not include any of our upside. So, it doesn't include commercial opportunities of synergies, it doesn't include additional operational opportunities or value accretive M&A. What's not in the proxy is our upside, which does reach the 30%.

So, when you combine all of the things we've talked about here, you've got the strong materials led portfolio, you've got increased national scale, the ability to scale up. And so overall, we feel very confident that with this transaction, we'll actually be able to do that. Now we’ll will find our timeline with you once we get in and get all the details together. But our team is very focused on Elevate Summit. They're not just focused on it, they're animated by it. And you've seen that in our execution. Every single quarter we're extremely transparent with our progress. You can explain -- expect us to stay with the same financial targets and we'll just roll this transaction and execute on it and accelerate our way to that 30% EBITDA.

Trey Grooms^ Got it. All right. Well, thanks for clearing that up. I guess maybe lastly, if we can talk about top priorities. And as you sit here today and think about, through the next 12 months or so, what will you and the team kind of prioritize assuming things close as anticipated.

Anne Noonan^ Yes. So first and foremost, we will be laser focused on aggregates growth, we'll do our operational excellence to expand our margins, and we'll invest in both organic and

Summit Materials, Inc.

Summit Materials to Discuss Argos Deal in Analyst-Led Fireside Chat

inorganic growth opportunities. We'll do all this while safely integrating the Argos assets [with a] key focus on people, culture and change management, you can expect us to immediately start delivering on that $100 million of operational synergies, but in parallel to that starting to execute on the commercial synergies. And finally, we will continue to do portfolio optimization, we will fortify our balance sheet and continue to delever over time.

And the last comment I’d leave you with is we are very confident in our team's talent and capability to deliver on this very transformational transaction for us. And we are very committed to delivering superior shareholder value.

Trey Grooms^ Well, thank you to both Anne and Scott for taking the time this morning. This has been super helpful and a very useful discussion and I think really helped shed some light on some of the hot topics around the combination as well as this morning's proxy filing.

We look forward to hearing from you guys on the third quarter earnings release here in a few weeks. And thank you to those that are joining us on the webcast. If you would like to follow up with the team, please reach out to Andy Larkin. I'll also be available later to follow up with any clients that would like to do that as well.

We hope you all have a good rest of your day. And this concludes the webcast. Thank you all.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. This communication relates to the Transaction. In connection with the Transaction, Summit filed a preliminary proxy statement on Schedule 14A with the SEC on October 18, 2023 and plans to file with the SEC a definitive proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Summit may file with the SEC and send to its shareholders in connection with the Transaction. The issuance of the stock consideration for the Transaction will be submitted to Summit’s shareholders for their consideration. Before making any voting decision, Summit’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about Summit and the Transaction.

Summit’s shareholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Summit, free of charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and other documents filed by Summit with the SEC may be obtained, without charge, by contacting Summit through its website at https://ir.Summit.com/.

Participants in the Solicitation

Summit, its directors, executive officers and other persons related to Summit may be deemed to be participants in the solicitation of proxies from Summit’s shareholders in connection with the Transaction. Information about the directors and executive officers of Summit and their ownership of common stock of Summit is set forth in Summit’s annual report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 16, 2023 and in its proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on April 10, 2023. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the Transaction when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.